Exhibit 10.1

Description of Compensation Payable to Non-Employee Directors

Upon the recommendation of the Compensation Committee of the Board of Directors (the “Board”) of MFA Financial, Inc. (the “Company”), on July 18, 2011, the Board approved the payment of the following compensation to each non-employee director of the Board in respect of his/her service on the Board effective as of May 24, 2011 (the date of the Company’s 2011 Annual Meeting of Stockholders):

•                  an annual fee of $75,000;

•                  a fee of $1,500 per meeting for attendance at any regular or special meeting of the Board and any meetings of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board;

•                  an annual fee of $25,000 for the chair of the Audit Committee, $20,000 for the chair of the Compensation Committee and $10,000 for the chair of the Nominating and Corporate Governance Committee; and

•                  an annual grant of restricted shares of the Company’s common stock with a value of $75,000 to be awarded under the Company’s Amended and Restated 2010 Equity Compensation Plan (the “2010 Equity Compensation Plan”).

In addition to the compensation described above, as disclosed in the Company’s proxy statement, dated April 13, 2011, in respect of the Company’s 2011 Annual Meeting of Stockholders, the Company pays to its Lead Director an additional annual fee of $7,500 and awards to him/her an additional grant of 5,000 restricted shares of the Company’s common stock under the 2010 Equity Compensation Plan.

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